For more information contact:
  Patricia B. Sweet
  Senior Vice President
  Corporate Communications Division
  (203) 578-6296



           CENTER FINANCIAL CORPORATION COMPLETES SIXTH ACQUISITION
                 IN FOUR YEARS WITH PURCHASE OF HERITAGE BANK


Waterbury, Conn., April 12, 1996 ... Center Financial Corporation (CFCX/NASDAQ), the holding company for Centerbank, today announced the completion of its acquisition of Watertown-based Heritage Bank. On Monday, April 15, Heritage Bank's one branch office will reopen as Centerbank.

Under the terms of the agreement, Heritage Bank shareholders will receive 0.6938 shares of Center Financial Corporation common stock in a tax-free exchange for each of their Heritage Bank common shares. The exchange ratio was calculated based on an average closing price of $18.1667 of Center Financial Corporation common stock for the fifteen days prior to the receipt of final regulatory approval on April 12, 1996.

With this acquisition, Center Financial Corporation increases its assets to $3.7 billion, and extends its branch network to 44 Centerbank locations in 27 communities throughout Connecticut.

In making the announcement, Center Financial Corporation President and Chief Executive Officer Robert J. Narkis stated, "The acquisition of Heritage Bank strengthens measurably Centerbank's leadership position in the Watertown market. This addition is a further demonstration of Centerbank's strategic acquisition plan for growth and market penetration, and we obviously are delighted to add Heritage's fine customers to our banking family."

Barbara R. Rowley, Centerbank's Waterbury regional president added, "With the support of our new customers, shareholders, and neighbors, we welcome the opportunity to carry on the tradition of customer service and community involvement which has been the signature of Heritage Bank these past eight years. We will do everything possible to make this a smooth transition for all parties."

Center Financial Corporation is the holding company for Centerbank, Centerbank Mortgage Company, Center Capital Corporation, and Affiliated Business Credit Corporation. It recently signed an agreement with Edwards Super Food Stores to place full-service branches in their stores located in Clinton, Meriden, Orange, Shelton and Southington.

Established in 1850, Centerbank delivers banking services throughout central Connecticut and is insured by the FDIC. Centerbank Mortgage Company is a full-service mortgage banking company with a residential servicing portfolio of $7.3 billion. Center Capital Corporation is an equipment leasing firm that provides lease financing services nationwide to manufacturers and end-users of capital equipment. Affiliated Business Credit Corporation is a commercial finance company serving the Northeast.

                                                        ###